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                                                                   EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

We agree to the reference to our firm under the captions, "Summary Financial Data", "Selected Financial Data", and "Experts", and to the inclusion in this Registration Statement (Form S-4 No. 333- ) of our report dated February 1, 2002, except for Note 16, as to which the date is March 22, 2002, with respect to the consolidated financial statements of Resorts International Hotel and Casino, Inc. as of December 31, 2001 and for the period from April 25, 2001 to December 31, 2001 (post-acquisition period) and to the financial statements of Resorts International Hotel, Inc. (Predecessor) for the period from January 1, 2001 to April 24, 2001 (pre-acquisition period).

                                          /s/ Ernst & Young LLP

Philadelphia, Pennsylvania
April 26, 2002